                                        PRESS RELEASE for immediate distribution

BEYOND COMMERCE, INC. ANNOUNCES SUCCESSFUL UP-LIST TO OTCQB

Las Vegas, NV August 6, 2018 — Beyond Commerce, Inc. (OTCQB: BYOC) announced today that they have been accepted and successfully up-listed to the OTCQB marketplace.

Chairman and CEO, George Pursglove, of Beyond Commerce, stated, “We are excited to have been accepted and to now be trading our securities on the OTCQB Marketplace.  We are committed to investor transparency and to continue to grow and strengthen as a company.  It is an honor to be included in that classification and we believe that this is the first of many steps forward in that regard.  There is pride and excitement in having achieved this milestone. We ultimately have our sights set on an up-listing to a national exchange.

Mr. Pursglove further states “We have mapped a very clear path for the future grow of our business and to create sustainable results for what we believe will be years to come.  I am proud of our team for achieving the up-listing milestone in such a short amount of time. As investors begin to see and experience what Beyond Commerce is about and what goals we are focused on, I think they will be excited to be a part of our planned growth.”

The company also stated that they intend to keep the market updated via the continued use of press updates as well as through the company’s social media channels.

Twitter: @incbyoc
Facebook: fb.me/incbyoc

Beyond Commerce, Inc.

Las Vegas, Nevada-based Beyond Commerce, Inc. is focused on the planned acquisition of “big data” companies in the B2B internet marketing analytics, technologies and related services space. The Company’s plans to develop, acquire and deploy disruptive strategic software technology that will build on organic growth potential and to exploit cross-selling opportunities. Beyond Commerce plans to offer a cohesive global digital product and services platform to provide clients with a single point of contact for their big data, marketing and related sales initiatives.

Beyond Commerce Contact:

George Pursglove, CEO and Director

(702) 675-8022

george.pursglove@beyondcommerceinc.com

www.beyondcommerceinc.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of

Beyond Commerce, Inc.

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                                        PRESS RELEASE for immediate distribution

historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “design,” “estimate,” “except,” “forecast,”  “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negatives or other tense of such terms and other similar expressions intended to identify forward-looking statements and similar expressions. We use forward-looking statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

Beyond Commerce, Inc.

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